As filed with the Securities and Exchange Commission on January 6, 2026

Registration No. 333-219388

Registration No. 333-222845

Registration No. 333-230159

Registration No. 333-236775

Registration No. 333-255975

Registration No. 333-263085

Registration No. 333-270110

Registration No. 333-276492

Registration No. 333-284273

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-219388

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-222845

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-230159

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-236775

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-255975

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-263085

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-270110

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-276492

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-284273

Under

The Securities Act of 1933

MERSANA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	04-3562403
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

840 Memorial Drive Cambridge, Massachusetts	02139
(Address of Principal Executive Offices)	(Zip Code)

Mersana Therapeutics, Inc. 2007 Stock Incentive Plan, as amended

Mersana Therapeutics, Inc. 2017 Stock Incentive Plan

Mersana Therapeutics, Inc. 2017 Employee Stock Purchase Plan

Inducement Stock Option Awards

Mersana Therapeutics, Inc. 2022 Inducement Stock Incentive Plan

(Full title of the plans)

Jeremy Bender, Ph.D., M.B.A.

Chief Executive Officer and President

Day One Biopharmaceuticals, Inc.

1800 Sierra Point Parkway, Suite 200

Brisbane, California 94005

(650) 484-0899

(Name, address, and telephone number, including area code, of agent for service)

Copy to:

Robert A. Freedman

David Michaels

Julia Forbess

Fenwick & West LLP

401 Union Street, Floor 5

Seattle, Washington 98101

(206) 389-4510

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) filed by Mersana Therapeutics, Inc. (the “Registrant”) relate to the following registration statements on Form S-8 (together, the “Registration Statements”):

1.	Registration Statement No. 333-219388, registering (i) 125,665 shares of common stock, $0.0001 par value per share, of the Registrant (“Common Stock”) issuable under the Registrant’s 2007 Stock Incentive Plan, as amended (the “2007 Plan”), (ii) 90,200 shares of Common Stock issuable under the Registrant’s 2017 Stock Incentive Plan (the “2017 Plan”) and (iii) 9,000 shares of Common Stock issuable under the Registrant’s 2017 Employee Stock Purchase Plan (the “2017 ESPP”), which was filed with the U.S. Securities and Exchange Commission (the “SEC”) on July 21, 2017.

2.	Registration Statement No. 333-222845, registering 36,424 shares of Common Stock issuable under the 2017 Plan, which was filed with the SEC on February 2, 2018.

3.	Registration Statement No. 333-230159, registering (i) 37,175 shares of Common Stock issuable under the 2017 Plan and (ii) 9,293 shares of Common Stock issuable under the 2017 ESPP, which was filed with the SEC on March 8, 2019.

4.	Registration Statement No. 333-236775, registering (i) 72,620 shares of Common Stock issuable under the 2017 Plan and (ii) 18,000 shares of Common Stock issuable under the 2017 ESPP, which was filed with the SEC on February 28, 2020.

5.	Registration Statement No. 333-255975, registering (i) 110,146 shares of Common Stock issuable under the 2017 Plan and (ii) an aggregate of 21,300 shares of Common Stock issuable under Inducement Stock Options granted to certain employees of the Registrant on August 31, 2020, November 30, 2020, January 19, 2021 and April 26, 2021, which was filed with the SEC on May 10, 2021.

6.	Registration Statement No. 333-263085, registering (i) 117,934 shares of Common Stock issuable under the 2017 Plan, (ii) 80,000 shares of Common Stock issuable under the Registrant’s 2022 Inducement Stock Incentive Plan and (iii) an aggregate of 9,000 shares of Common Stock issuable under Inducement Stock Options granted to certain employees of the Registrant on August 16, 2021 and October 25, 2021, which was filed with the SEC on February 28, 2022.

7.	Registration Statement No. 333-270110, registering (i) 168,231 shares of Common Stock issuable under the 2017 Plan and (ii) 18,000 shares of Common Stock issuable under the 2017 ESPP, which was filed with the SEC on February 28, 2023.

8.	Registration Statement No. 333-276492, registering (i) 193,138 shares of Common Stock issuable under the 2017 Plan and (ii) 18,000 shares of Common Stock issuable under the 2017 ESPP, which was filed with the SEC on January 12, 2024.

9.	Registration Statement No. 333-284273, registering (i) 185,039 shares of Common Stock issuable under the 2017 Plan and (ii) 18,000 shares of Common Stock issuable under the 2017 ESPP, which was filed with the SEC on January 14, 2025.

All share numbers set forth above reflect a 1-for-25 reverse stock split of Common Stock, that became effective on July 25, 2025.

On January 6, 2026, pursuant to the Agreement and Plan of Merger, dated as of November 12, 2025 (the “Merger Agreement”), by and among the Registrant, Day One Biopharmaceuticals, Inc., a Delaware corporation (“Parent”) and Emerald Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Purchaser”), Purchaser merged with and into the Registrant, with the Registrant surviving as a direct wholly-owned subsidiary of Parent.

As a result of the transactions contemplated by the Merger Agreement, the Registrant has terminated any and all offerings and sales of securities pursuant to the Registration Statements. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities of the Registrant registered under the Registration Statements which remain unsold at the termination of the offerings, the Registrant hereby terminates the effectiveness of the Registration Statements and removes from registration all of the securities that remain unsold under the Registration Statements as of the date hereof, if any. The Registrant is filing these Post-Effective Amendments to withdraw and remove from registration all securities registered pursuant to the Registration Statements that remain unsold as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to these Post-Effective Amendments, there will be no remaining securities registered by the Registrant pursuant to the Registration Statements.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brisbane, State of California, on January 6, 2026.

MERSANA THERAPEUTICS, INC.

By:	/s/ Charles N. York II
Name:	Charles N. York II, M.B.A.
Title:	Chief Executive Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.